Exhibit 10.1

AMENDMENT #2 TO

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS AMENDMENT # 2 (“Second Amendment”) is dated as of November 29, 2023 (“Amendment Date”) and is entered into by and between ASTRA SPACE, INC., a Delaware corporation (“Astra”) and FORTIS ADVISORS, LLC, a Delaware limited liability company (“Fortis”), acting solely in its capacity as Holders’ Representative on behalf of the Converting Holders, and amends that certain SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Settlement Agreement”) dated as of August 14, 2023 (the “Effective Date”) as amended pursuant to that certain Amendment dated as of October 2, 2023 (“First Amendment”). Astra and Fortis may be referred to as the “Parties”, or each individually as “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement or the First Amendment.

RECITALS

A. WHEREAS, pursuant to the Settlement Agreement, Astra elected to pay to the Converting Holders a cash payment in the amount of $2.0 million in immediately available funds, plus that number of immediately freely tradeable shares of Class A Common Stock, rounded up to the nearest whole share, determined by dividing $8.0 million by the 10-day volume weighted average price of the Class A Common Stock as calculated in accordance with the Settlement Agreement;.

B. WHEREAS, under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale or issuance by an issuer of shares of common stock if the number of shares to be issued is or may be equal to 20% or more of the number of shares of common stock outstanding before the issuance.

WHEREAS, pursuant to the First Amendment, Astra paid the full $2.0 million in cash and such number of shares as was permissible under Nasdaq Listing Rule 5635(d) on October 2, 2023, and the Parties agreed that Astra could defer for a period of 60 days the issuance of that number of Additional Shares (as defined in the First Amendment) to be determined in accordance with, and as provided in, the First Amendment (“Outstanding Obligation”).

C. WHEREAS, the Parties have agreed that it is in their mutual best interest to settle and resolve the Outstanding Obligation for a final cash payment of $550,330.23 in cash, to be paid on or before December 1, 2023.

AGREEMENT

In consideration of the above recitals, which are mutually agreed and incorporated into this Amendment by this reference, as well as the promises and covenants below, and for other valuable consideration, including the benefits and efficiencies to all of distributing cash in lieu of common stock, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1. Cash Payment. On or before December 1, 2023, Astra shall pay or cause to be paid to either Acquiom Financial LLC, as Paying Agent for the Converting Holders, or to certain Converting Holders directly, the aggregate cash amount of $550,330.23 (“Final Cash Payment”), in full and complete satisfaction of the Outstanding Obligation (including interest) and that such Final Cash Payment shall be allocated and distributed in accordance with instructions provided to Astra by Fortis.

2. Effectiveness of Release. Upon the payment by Astra of the Final Cash Payment of $550,330.23 as set forth in Section 1 above, all of the releases provided for in the Settlement Agreement (as amended by the First Amendment) shall immediately become effective, including without limitation the release of Astra from any obligation to pay any Earn-Out amount under the Merger Agreement. Any provisions of the Settlement Agreement that expressly survive payment of all outstanding amounts thereunder shall survive in accordance with their terms.

3. General Provisions. Except as expressly amended by the First Amendment and this Second Amendment, all other terms and conditions of the Settlement Agreement remain in full force and effect. The general and miscellaneous provisions of the Settlement Agreement are incorporated into this Second Amendment by this reference, including without limitation, governing law, forum selection and consent to jurisdiction and the waiver of jury trial.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Amendment Date.

ASTRA SPACE, INC.

By:	/s/ Christopher Kemp
Name:	Christopher Kemp
Title:	CEO

FORTIS ADVISORS, LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

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